Exhibit 99.1

Athenex, Inc. Announces Fourth Quarter and Full-Year 2017 Results

Fourth Quarter 2017 and Recent Business Highlights:

•	Met enrollment targets and received positive feedback from the US FDA for Oraxol Phase III Clinical Trial in metastatic breast cancer

•	Announced strategic partnership with Almirall for KX2-391 Ointment for the treatment of actinic keratosis

•	Received a Promising Innovative Medicine (PIM) designation for Oraxol by the UK Medicines and Healthcare Products Regulatory Agency

•	Completed patient enrollment for both Phase III clinical studies of KX2-391 Ointment for actinic keratosis indications months ahead of schedule

•	Launched 7 new products, including Epinephrine, Norepinephrine, Caspofungin Acetate Injection, Doxorubicin, Etomidate Injection, Gemcitabine Injection and Paclitaxel Injection in the Athenex Pharmaceutical Division, further expanding the APD product portfolio

•	Announced secondary stock offering raising approximately $68 million in capital

•	Revenue of $14.9 million for the fourth quarter 2017, up $9.7 million year-over-year

•	Full-year revenue of $38.0 million, up 85% year-over-year

•	Initiates full-year 2018 revenue guidance to the range of $100 million - $125 million

BUFFALO, N.Y., March 26, 2018 — Athenex, Inc. (NASDAQ: ATNX), a global biopharmaceutical company dedicated to the discovery, development and commercialization of novel therapies for the treatment of cancer and related conditions, today announced its financial results and business highlights for the fourth quarter and full year 2017.

Dr. Johnson Lau, Athenex’s Chief Executive Officer, stated, “I am pleased to report Athenex delivered a strong finish to our first year as a publicly traded company. We continued to make significant progress with our Phase III Clinical Trials for Oraxol in metastatic breast cancer and KX2-391 Ointment for actinic keratosis, allowing us to meet the enrollment targets in February 2018. During the fourth quarter, we also received a Promising Innovative Medicine designation from the United Kingdom MHRA for Oraxol, based on early clinical data. Additionally, we announced our strategic partnership with Almirall, a leading skin-health focused global pharmaceutical company, marking an important step in the development and commercialization of KX2-391 Ointment.”

Dr. Lau continued, “Our impressive clinical progress and commercial efforts in 2017 generated solid momentum that has continued into 2018. We are delighted with the positive feedback from the FDA on the Phase III Clinical Study design for Oraxol, which provides further validation of our regulatory pathway for Oraxol. The rapid patient recruitment rates for our KX2-391 Ointment Phase III clinical trials underscores the excitement of the clinical and scientific communities for this new treatment. Finally, our commercial platform continues to be a differentiating strength of our business model, driving record revenues to support our clinical program while building the infrastructure that can support the global commercialization of our proprietary products. We are well positioned to capitalize on our growth opportunities and look forward to creating value for our shareholders.”

Fourth Quarter 2017 and Recent Business Highlights:

Clinical Platforms:

•	Orascovery:

•	Met enrollment target for Oraxol Phase III Clinical Trial in metastatic breast cancer and announced positive feedback from the FDA regarding the trial design;

•	Obtained IND approval for Oraxol from the Chinese FDA to begin clinical trials in China;

•	Received a Promising Innovative Medicine (PIM) designation for Oraxol in the treatment of paclitaxel-responsive cancers by the UK Medicines and Healthcare Products Regulatory Agency;

•	Achieved encouraging preliminary efficacy and safety data of Oraxol in the treatment of breast cancer in a pharmacokinetics (PK) and Phase I/II clinical trial of 24 patients in Taiwan;

•	Completed the first cohort of patients in its Phase 1b clinical trial of Oraxol (oral paclitaxel) plus CYRAMZA® (ramucirumab) in gastric cancer patients who failed previous chemotherapies;

•	Presented positive interim analysis results of an Oraxol pharmacokinetic (PK) study at ESMO Asia 2017 in Singapore; and

•	Initiated the development of an Investigational New Drug (IND) preparation for Oral Eribulin.

•	Src Kinase Inhibition

•	Announced a license agreement with Almirall, in which Athenex granted Almirall an exclusive license to research, develop and commercialize KX2-391 Ointment in the United States and European countries, including Russia. Athenex will receive an upfront fee and near-term payments of up to $55 million, and additional indications milestone payments and a royalty payment starting at 15% based on annual net sales, with incremental increases in royalty rates with increased sales;

•	Completed patient enrollment for both Phase III clinical studies of KX2-391 Ointment for actinic keratosis indications months ahead of schedule; and

•	Phase II clinical study data for KX2-391 Ointment for the treatment of actinic keratosis was presented at the American Academy of Dermatology Annual Meeting (abstract ID 6134).

Commercial Business:

•	Launched Epinephrine, Norepinephrine, Caspofungin Acetate Injection, Doxorubicin, Etomidate Injection, Gemcitabine Injection and Paclitaxel Injection;

•	Athenex Pharmaceutical Division (“APD”) currently markets 17 products in the U.S. with 30 SKUs; and

•	Athenex Pharma Solutions (“APS”), our 503(b) outsourced facility, currently markets 5 products with 21 SKUs.

Corporate Updates:

•	Successfully completed a secondary offering of 4,765,000 shares of its common stock at a public offering price of $15.25 per share; and

•	Added to the Nasdaq Biotechnology Index.

Fourth Quarter and Full Year 2017 Financial Results:

Revenue for the three months ended December 31, 2017 was $14.9 million, an increase of $9.8 million, or 191%, as compared to $5.1 million for the three months ended December 31, 2016. The increase was primarily attributable to our Specialty Platform, which contributed revenue of $7.9 million during the period with the launch of 12 specialty products since inception. API and medical device sales increased by $1.2 million over the prior year period. All other revenue contributed the remaining increase from the prior year period.

Revenue for the year ended December 31, 2017 was $38.0 million, an increase of $17.5 million, or 85%, as compared to $20.5 million for the year ended December 31, 2016. The increase was primarily attributable to the launch of 12 specialty products through our Commercial Platform since March 2017, which contributed $17.2 million of the revenue increase in the current year. Revenue from licensing fees, proprietary product sales, and API product sales increased by $0.7 million, $0.2 million, and $0.1 million, respectively. These were offset by decreases in medical device sales of $0.6 million and contract manufacturing revenue of $0.1 million.

Cash, cash equivalents, and short-term investments were $51.0 million as of December 31, 2017, compared to $69.0 million as of September 30, 2017 and $41.8 million as of December 31, 2016. Cash used in operations for the year ended December 31, 2017 was $81.5 million, compared to $47.9 for the year ended December 31, 2016. The increase was primarily due to increased spending on spending on clinical trials and the payment of in-licensing fees related to the launch of our specialty drug business, as well as higher operating expenses as described below. Capital expenditures for the year ended December 31, 2017 were $5.4 million, compared to $1.5 million for the year ended December 31, 2016, with the increase primarily attributable to manufacturing projects, including those associated with the launch of our 503B business.

Research and Development (R&D) expenses for the three months ended December 31, 2017 were $20.8 million, a decrease of $6.3 million, or 23%, as compared to $27.1 million for the three months ended December 31, 2016. The decrease in R&D expenses reflects the decreased spending on drug licensing for our specialty products in the last quarter and a shift in focus of some employees to sales and marketing functions, offset by an increase in clinical spending as our Phase III trials progress.

R&D expenses for the year ended December 31, 2017 were $76.8 million, compared to $60.6 million for the same period in 2016. The increase was primarily due to costs related to our clinical studies for Oraxol, KX-01 Ointment, and Oratecan, additional drug licensing fees, and spending on 503B and API products, offset by a decrease in compensation due to a shift in focus of some employees to sales, marketing, and general administrative functions and a decrease in preclinical study spending as our proprietary drugs entered the clinical stage.

Selling, General, and Administrative (SG&A) expenses for the three months ended December 31, 2017 were $12.3 million, an increase of $2.0 million, or 20%, as compared to $10.3 million for the three months ended December 31, 2016. The increase in SG&A expenses was primarily attributable to the expansion of our sales and marketing force and a shift in focus of some employees to sales and marketing functions, as well as an increase in professional fees and other operating expenses related to public company administration, offset by a decrease in stock-based compensation.

SG&A expenses for the year ended December 31, 2017 increased to $46.1 million, compared to $26.0 million for the same period in 2016, primarily due to an increase in employee compensation, office expenses, and sales and marketing expenses associated with the building of the Commercial Platform, as well as stock grants made at the time of IPO and increases in professional fees and other expenses related to public company administration.

Outlook and Upcoming Milestones:

Clinical Platforms:

•	The enrollment of patients for Oraxol Phase III Clinical Trial is on target for the Company to be able to conduct a second interim analysis in the Oraxol KX-ORAX-001 Phase III clinical trial in the third quarter of 2018.

•	Expect topline data for Phase III KX2-391 Ointment studies to be available in the third quarter of 2018.

Commercial Business:

•	Initiated expectations for full-year 2018 revenues in the range of $100 million to $125 million, inclusive of licensing-fee revenue associated with the partnership agreement with Almirall.

•	Strong start to 2018, with 6 product launches to date.

•	Anticipate the launch of up to 17 additional products in Athenex Pharmaceutical Division and up to 7 products in Athenex Pharma Solutions in 2018.

Corporate Updates:

•	Expect Dunkirk facility construction to be completed by the first quarter of 2019.

Conference Call and Webcast Information:

The Company will host a conference call and audio webcast on Monday, March 26, 2018 at 9:00 a.m. Eastern Time. To participate in the call, dial (855) 227-0567 (domestic) or (612) 979-9912 (international) fifteen minutes before the conference call begins and reference the conference passcode 4156727. A replay will be available approximately one hour after the recording through Monday, April 2, 2018 and can be accessed by dialing (855) 859-2056. The live conference call and replay can also be accessed via audio webcast at the Investor Relations section of the Company’s website, located at www.athenex.com. An archive will be available at this website until April 26, 2018.

About Athenex, Inc.

Founded in 2003, Athenex, Inc. is a global clinical stage biopharmaceutical company dedicated to becoming a leader in the discovery and development of next generation drugs for the treatment of cancer. Athenex is organized around three platforms, including an Oncology Innovation Platform, a Commercial Platform and a Global Supply Chain Platform. Athenex’s Oncology Innovation Platform generates clinical candidates through an extensive understanding of kinases, including novel binding sites and human absorption biology, as well as through the application of Athenex’s proprietary research and selection processes in the lab. The Company’s current clinical pipeline is derived from two different platform technologies Athenex calls Orascovery and Src Kinase Inhibition. The Orascovery platform is based on the novel oral P-glycoprotein pump inhibitor molecule HM30181A, through which Athenex is able to facilitate oral absorption of traditional cytotoxics, which Athenex believes may offer improved patient tolerability and efficacy as compared to IV administration of the same cytotoxics. The Orascovery platform was developed by Hanmi Pharmaceuticals and licensed exclusively to Athenex for all major worldwide territories except Korea, which is retained by Hanmi. The Src Kinase Inhibition platform refers to novel small molecule compounds that have multiple mechanisms of action, including the inhibition of the activity of Src Kinase and the inhibition of tubulin polymerization during cell division. Athenex believes the combination of these mechanisms of action provides a broader range of anti-cancer activity as compared to either mechanism of action alone. Athenex’s employees worldwide are dedicated to improving the lives of cancer patients by creating more active and tolerable treatments. Athenex has offices in Buffalo and Clarence, New York; Cranford, New Jersey; Houston, Texas; Chicago, Illinois; Hong Kong; Taipei, Taiwan and multiple locations in Chongqing, China.

Forward-Looking Statement Disclaimer/Safe Harbor Statement

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include: the development stage of our primary clinical candidates and related risks involved in drug development, clinical trials, regulation, manufacturing and commercialization; our reliance on third parties, including Almirall for success in certain areas of Athenex’s business; need to raise additional capital; competition; intellectual property risks; risks relating to doing business in China; and the other risk factors set forth from time to time in our SEC filings, copies of which are available for free in the Investor Relations section of our website at http://ir.athenex.com/phoenix.zhtml?c=254495&p=irol-sec or upon request from our Investor Relations Department. We assume no obligation and do not intend to update these forward-looking statements, except as required by law.

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	Three Months Ended December 31,
	2017	2016	Change
	(in thousands)	(in thousands)	(in thousands)%
Revenue	$14,873	$5,113	$9,760	191%
Cost of product sales	(10,064)	(5,326)	(4,738)	89%
Research and development expenses	(20,848)	(27,181)	6,333	-23%
Selling, general, and administrative expenses	(12,317)	(10,262)	(2,055)	20%
Interest expense	98	(1,883)	1,981	-105%
Unrealized loss on derivative liability	—	(533)	533	-100%
Income tax (expense) benefit	(137)	(29)	(108)	372%

Net loss	(28,395)	(40,101)	11,706

Less: net loss attributable to non-controlling interests	(112)	(47)	(65)	138%

Net loss attributable to Athenex, Inc.	$(28,283)	$(40,054)	$11,771

	Year ended December 31,
	2017	2016	Change
	(in thousands)	(in thousands)	(in thousands)%
Revenue	$38,043	$20,551	$17,492	85%
Cost of product sales	(25,122)	(19,718)	(5,404)	27%
Research and development expenses	(76,797)	(60,624)	(16,173)	27%
Selling, general, and administrative expenses	(46,112)	(25,956)	(20,156)	78%
Interest expense	(5,912)	(1,891)	(4,021)	NM
Unrealized loss on derivative liability	(15,411)	(533)	(14,878)	NM
Income tax (expense) benefit	(85)	265	(350)	-132%

Net loss	(131,396)	(87,906)	(43,490)

Less: net loss attributable to non-controlling interests	(226)	(191)	(35)	18%

Net loss attributable to Athenex, Inc.	$(131,170)	$(87,715)	$(43,455)

	December 31,
	2017	2016
	(In thousands)
Balance sheet data:
Cash and cash equivalents	$39,284	$33,125
Short-term investments	11,753	8,628
Goodwill	37,795	37,552
Working capital*	38,615	23,904
Total assets	140,413	105,890
Long-term debt	1,981	41,807
Total liabilities	49,691	71,221
Non-controlling interests	685	862
Total stockholders’ equity	$90,722	$34,669

*	Working capital: total current assets - total current liabilities

	2017	2016	2015
	(In thousands)
Selected Cash flow data:
Net cash used in operating activities	$(81,512)	$(47,870)	$(33,756)

Net cash (used in) provided by investing activities	(10,018)	2,659	(16,909)

Net cash provided by financing activities	96,896	35,272	76,302

Net effect of foreign exchange rate changes	793	(431)	337

Net increase (decrease) in cash and cash equivalents	6,159	(10,370)	25,974

Cash and cash equivalents at beginning of period	33,125	43,495	17,521

Cash and cash equivalents at end of period	$39,284	$33,125	$43,495